Exhibit 4.1

EXECUTION COPY

$2,032,000,000

Sabine Pass LNG, L.P.

7 1/4% Senior Secured Notes due 2013

7 1/2% Senior Secured Notes due 2016

PURCHASE AGREEMENT

November 1, 2006

CREDIT SUISSE SECURITIES (USA) LLC (“Credit Suisse”),

  As Representative of the Several Purchasers,

    Eleven Madison Avenue,

      New York, N.Y. 10010-3629

Dear Sirs:

1. Introductory. Sabine Pass LNG, L.P., a Delaware limited partnership (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell to the several initial purchasers named in Schedule A hereto (the “Purchasers”) U.S. $550,000,000 aggregate principal amount of its 7 1/4% Senior Secured Notes due 2013 (the “2013 Notes”) and U.S. $1,482,000,000 aggregate principal amount of its 7 1/2% Senior Secured Notes due 2016 (the “2016 Notes”, and collectively with the 2013 Notes, the “Offered Securities”) to be issued under an indenture, dated as of November 9, 2006 as amended or supplemented from time to time (the “Indenture”), between the Company and The Bank of New York, as Trustee. The United States Securities Act of 1933 is herein referred to as the “Securities Act.”

The holders of the Offered Securities will be entitled to the benefits of a Registration Rights Agreement dated November 9, 2006 among the Company and the Purchasers (the “Registration Rights Agreement”), pursuant to which the Company agrees to file a registration statement with the Securities Exchange Commission (the “Commission”) registering the exchange of registered notes for the Offered Securities or resale of the Offered Securities under the Securities Act.

The Company hereby agrees with the several Purchasers as follows:

2. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the several Purchasers that:

(a) A preliminary offering circular, dated October 23, 2006, as supplemented by the supplement thereto, dated October 30, 2006 (together, the “Preliminary Offering Circular”) relating to the Offered Securities to be offered by the Purchasers and a final offering circular (the “Final Offering Circular”) disclosing the offering price and other final terms of the Offered Securities and is dated as of the date of this Agreement (even if finalized and issued subsequent to the date of this Agreement) have been or will be prepared by the Company. “General Disclosure Package” means the Preliminary Offering Circular, together with any Issuer Free Writing Communication (as hereinafter defined) existing at the Applicable Time (as hereinafter defined) and the information in which is intended for general distribution to prospective investors, as evidenced by its being specified in Schedule B to this Agreement (including the term sheet listing the final terms of the Offered Securities and their offering, included in Schedule B to this Agreement, which is referred to as the “Terms Communication”). “Applicable Time” means 6:00 p.m. (Eastern time) on the date of this Agreement. As of the date of this Agreement and as of the Closing Date, the Final Offering Circular does not, and will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. At the Applicable Time and as of the Closing Date, neither (i) the General Disclosure Package, nor (ii) any individual Supplemental Marketing Material (as hereinafter defined), when considered together with the General Disclosure Package, included nor will include any untrue statement of a material fact or omitted or will omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding two sentences do not apply to statements in or omissions from the Preliminary Offering Circular or Final Offering Circular, the General Disclosure Package or any Supplemental Marketing Material based upon written information furnished to the Company by any Purchaser through Credit Suisse specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof. The information required to be delivered to holders and prospective purchasers of the Offered Securities pursuant to Section 4.03 of the Indenture and in accordance with Rule 144A(d)(4) under the Securities Act (the “Additional Issuer Information”) does not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Preliminary Offering Circular or Final Offering Circular based upon written information furnished to the Company by any Purchaser through Credit Suisse specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.

“Free Writing Communication” means a written communication (as such term is defined in Rule 405 under the Securities Act) that constitutes an offer to sell or a solicitation of an offer to buy the Offered Securities and is made by means other than the Preliminary Offering Circular or the Final Offering Circular. “Issuer Free Writing Communication” means a Free Writing Communication prepared by or on behalf of the Company, used or referred to by the Company or containing a description of the final terms of the Offered Securities or of their offering, in the form retained in the Company’s records. “Supplemental Marketing Material” means any Issuer Free Writing Communication specified in Schedule C to this Agreement.

(b) The Company has been duly organized and is an existing limited partnership in good standing under the laws of the State of Delaware, with power and authority (limited partnership and other) to own its properties and conduct its business as described in the General Disclosure Package; and the Company is duly qualified to do business as a foreign limited partnership in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or have such power or authority would not, individually or in the aggregate, have a material adverse effect on the business, properties, management, financial position, capital accounts, results of operations or prospects of the Company or on the performance by the Company of its obligations with respect to the Offered Securities (including, without limitation, its obligations under the Registration Rights Agreement) (a “Material Adverse Effect”).

(c) The Indenture has been duly authorized and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will conform in all material respects to the description thereof contained in the General Disclosure Package and the Final Offering Circular and will constitute a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d) The Offered Securities have been duly authorized, and when the Offered Securities are duly executed, authenticated, issued and delivered as provided in the Indenture and paid for pursuant to this Agreement on the Closing Date (as defined below), will conform in all material respects to the description thereof contained in the General Disclosure Package and the Final Offering Circular, and such Offered Securities will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and will be entitled to the benefits of the Indenture.

(e) Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Purchaser for a brokerage commission, finder’s fee or other like payment.

(f) No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required for the consummation of the transactions contemplated by this Agreement and the Registration Rights Agreement in connection with the issuance and sale of the Offered Securities by the Company except (i) for the order of the Commission declaring effective the Exchange Offer Registration Statement or, if required, the Shelf Registration Statement (each as defined in the Registration Rights Agreement), (ii) as may be required under applicable state securities laws in connection with the purchase and resale of the Offered Securities by the Purchasers and (iii) those that, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect.

(g) The execution, delivery and performance of the Indenture, this Agreement, and the Registration Rights Agreement, and the issuance and sale of the Offered Securities and compliance with the terms and provisions thereof will not (i) result in a violation of any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its properties, (ii) result in a breach or violation of any of the terms or provisions of, or constitute a default under, any agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the properties of the Company is subject, or (iii) result in any violation of the provisions of the certificate of limited partnership or agreement of limited partnership of the Company, except, in the case of clauses (i) and (ii) above, for any such conflict, breach or violation that would not, individually or in the aggregate, have a Material Adverse Effect, and the Company has full power and authority to authorize, issue and sell the Offered Securities as contemplated by this Agreement.

(h) This Agreement has been duly authorized, executed and delivered by the Company.

(i) Except as disclosed in the General Disclosure Package, the Company has good and indefeasible title to all real properties and all other properties and assets owned by it that are material to the business of the Company, in each case free from liens, encumbrances and defects of title except those that (i) do not materially interfere with the use made and proposed to be made of such property by the Company or (ii) could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and except as disclosed in the General Disclosure Package, the Company holds any leased real or personal property under valid and enforceable leases with no exceptions other than those that (i) do not materially interfere with the use made and proposed to be made of such property by the Company or (ii) could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(j) Except as disclosed in the General Disclosure Package and except for those that the Company expects to be obtained in the ordinary course of its business during construction of its LNG receiving terminal, the Company possesses all certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business in its current stage of development, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect, and the Company has not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company, would individually or in the aggregate, have a Material Adverse Effect.

(k) No material labor dispute with the employees of the Company exists or, to the knowledge of the Company, is imminent that could reasonably be expected to have a Material Adverse Effect.

(l) The Company owns, possesses or can acquire on reasonable terms, adequate rights to use all material trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by it, and has not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company, would, individually or in the aggregate, have a Material Adverse Effect.

(m) Except as disclosed in the General Disclosure Package, (i) the Company is not in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the protection of the environment or human exposure to hazardous or toxic substances (collectively, “environmental laws”), (ii) it does not own or operate any real property contaminated with any substance that is subject to any environmental laws, and (iii) it has not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except in the case of each of clauses (i), (ii) and (iii), which violation, contamination, liability or claim would, individually or in the aggregate, not have a Material Adverse Effect; and the Company is not aware of any pending investigation which might lead to such a claim.

(n) Except as disclosed in the General Disclosure Package, there are no pending actions, suits or proceedings against or affecting the Company or any of its properties that, if determined adversely to the Company, could reasonably be expected to have a Material Adverse Effect, or which are otherwise material in the context of the sale of the Offered Securities; and, to the Company’s knowledge, no such actions, suits or proceedings are threatened or contemplated.

(o) The financial statements and the related notes thereto included in the General Disclosure Package present fairly the financial position of the Company as of the dates shown and its results of operations and cash flows for the periods shown, and, except as otherwise disclosed in the General Disclosure Package, such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis.

(p) Since the date of the most recent financial statements of the Company included in the General Disclosure Package, (i) there has not been any change in the partnership interest or units of the Company, or any distribution of any kind declared, set aside for payment, paid or made by the Company on any partnership interest or units, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the business, properties, management, financial position, partners’ capital, results of operations or prospects of the Company; (ii) the Company has not entered into any transaction or agreement that is material to the Company or incurred any liability or obligation, direct or contingent, that is material to the Company; and (iii) the Company has not sustained any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority that is material to the Company, except in the case of each of clauses (i), (ii) and (iii) as otherwise disclosed in the General Disclosure Package.

(q) The Company is not an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the United States Investment Company Act of 1940 (the “Investment Company Act”) ; and the Company is not and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package, will not be an “investment company” as defined in the Investment Company Act.

(r) No securities of the same class (within the meaning of Rule 144A(d)(3) under the Securities Act) as the Offered Securities are listed on any national securities exchange registered under Section 6 of the United States Securities Exchange Act of 1934 (“Exchange Act”) or quoted in a U.S. automated inter-dealer quotation system.

(s) The offer and sale of the Offered Securities in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act by reason of Section 4(2) thereof, Regulation D thereunder and Regulation S thereunder (“Regulation S”); and assuming the accuracy of the representations and warranties of the Purchasers contained in Section 4 and their compliance with their agreements set forth therein, it is not necessary, in connection with the issuance and sale of the Offered Securities to the Purchasers and the offer, resale and delivery of the Offered Securities by the Purchasers in the manner contemplated by this Agreement and the Final Offering Circular to qualify an indenture in respect of the Offered Securities under the United States Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

(t) Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Offered Securities in a manner that would require registration of the Offered Securities under the Securities Act. Neither the Company, nor any of its affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act), nor any person acting on its or their behalf (other than the Purchasers, as to which no representation is made) (i) has, within the six-month period prior to the date hereof, solicited offers for, or offered or sold, in the United States or to any U.S. person (as such terms are defined in Regulation S under the Securities Act) the Offered Securities or any security of the same class or series as the Offered Securities or (ii) has offered, or will offer or sell, the Offered Securities (A) in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act or (B) with respect to any such securities sold in reliance on Rule 903 of Regulation S, by means of any directed selling efforts within the meaning of Rule 902(c) of Regulation S, and all such persons have complied with the offering restrictions requirement of Regulation S. The Company, its affiliates and any person acting on its or their behalf (other than the Purchasers, as to which no representation is made) have complied and will comply with the offering restrictions requirement of Regulation S. The Company has not entered and will not enter into any contractual arrangement with respect to the distribution of the Offered Securities except for this Agreement.

(u) On the Closing Date, the Company has no subsidiaries, direct or indirect.

(v) On the Closing Date, the Indenture will conform in all material respects to the requirements of the Trust Indenture Act, and the rules and regulations of the Commission applicable to an indenture which is qualified thereunder.

(w) On the Closing Date, the Exchange Securities (as defined in the Registration Rights Agreement) will have been duly authorized by the Company; and when the Exchange Securities are issued, executed, authenticated and delivered in accordance with the terms of the Exchange Offer (as defined in the Registration Rights Agreement) and the Indenture, the Exchange Securities will be entitled to the benefits of the Indenture and will be the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(x) Each principal project document referred to under the heading “Description of Principal Project Documents” in the Final Offering Circular conforms in all material respects to the descriptions thereof contained in the Final Offering Circular.

(y) The Registration Rights Agreement has been duly authorized by the Company and, on the Closing Date, will have been duly executed and delivered by the Company. When the Registration Rights Agreement has been duly executed and delivered by the other parties thereto, the Registration Rights Agreement will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(z) Except as disclosed in the Disclosure Package, the Company is not (i) in violation of its certificate of limited partnership, as amended or restated, agreement of limited partnership, as amended or restated, or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

(aa) There are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company or to require the Company to include such securities with the Offered Securities registered pursuant to any Registration Statement.

(bb) Neither the issuance or sale of the Offered Securities, nor the application of the proceeds thereof by the Company as described in the General Disclosure Package, will violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(cc) Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 4 and their compliance with their agreements set forth therein, the Offered Securities offered and sold in reliance on Regulation S have been and will be offered and sold only in offshore transactions.

(dd) The sale of the Offered Securities pursuant to Regulation S is not part of a plan or scheme to evade the registration provisions of the Securities Act.

(ee) No registration under the Securities Act of the Offered Securities is required for the sale of the Offered Securities to the Purchasers as contemplated hereby, assuming the accuracy of the Purchaser’s representations set forth in Section 4 hereof.

(ff) The LNG Terminal Use Agreement, dated November 8, 2004, as amended, between Chevron U.S.A. Inc. and the Company (the “Chevron TUA”), the LNG Terminal Use Agreement, dated September 2, 2004, as amended and supplemented, between Total LNG USA, Inc. and the Company (the “Total TUA”), the Management Services Agreement, dated February 25, 2005, between the Company and Sabine Pass LNG–GP, Inc. (the “Management Services Agreement”), the Operation and Maintenance Agreement, dated February 25, 2005, between Cheniere LNG O&M Services, L.P. and the Company (the “O&M Agreement”), the Guaranty Agreement, dated December 15, 2004, between ChevronTexaco Corporation and the Company (the “Chevron Guaranty”), and the Lump Sum Turnkey Engineering, Procurement and Construction Agreement, dated December 18, 2004, as modified, between the Company and Bechtel Corporation (the “Bechtel Agreement” and, together with the Chevron TUA, the Total TUA, the Management Services Agreement and the O&M Agreement, the “Material Contracts”) are each in full force and effect and each constitute a valid and binding obligation of the Company and, to the Company’s knowledge, each of the other parties thereto (the “Other Parties”). Except as disclosed in the Preliminary Offering Circular and the Final Officer Circular, neither the Company, nor any of the Other Parties to any Material Contract (to the Company’s knowledge), are in breach, violation or default thereof, and no event has occurred which with notice or lapse of time or both would constitute a breach, violation or default by the Company or, to the Company’s knowledge, any Other Party, or permit termination, modification or acceleration by the Other Parties, under the Material Contracts. As of the Closing Date, the LNG Terminal Use Agreement between Cheniere Marketing, Inc. and the Company will be in full force and effect and will constitute a valid and binding obligation of the Company and, to the Company’s knowledge, the other party thereto.

(gg) The Company is not classified as an association (or publicly traded partnership) taxable as a corporation for United States federal income tax purposes.

(hh) The Company has insurance covering its properties, operations, personnel and business, which insurance is in amounts and insures against such losses and risks as are reasonably adequate for the conduct by the Company of its business; and the Company has not received written notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance.

(ii) The information provided by the Company to Stone & Webster Management Consultants Inc. (the “Independent Engineer”) in connection with the Independent Engineer’s report appearing in Appendix A to the Preliminary Offering Circular and the Final Offering Circular (the “Independent Engineer’s Report”) has been provided in good faith by the Company.

(jj) The statements included in the Preliminary Offering Circular and the Final Offering Circular under the heading “Summary – Illustrative Cash Flow Summary” were made by the Company in good faith and with a reasonable basis and reflect the Company’s good faith best estimate of the matters described therein. All assumptions material to such statements are set forth in the Preliminary Offering Circular and the Final Offering Circular.

(kk) None of the Company, or to the knowledge of the Company, any director, officer, agent or, employee of the Company is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Company has conducted its business in compliance with the FCPA. Cheniere Energy, Inc., the Company’s indirect parent, has instituted and maintains policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with the FCPA, and the Company, as a consolidated entity of Cheniere Energy, Inc., will be subsumed within such policy.

(ll) The execution and delivery of each of the Security Documents (as defined in the Indenture) to which the Company is a party, or will be a party on the Closing Date, will be effective to create in favor of the Collateral Trustee (as defined in the Indenture) for the benefit of the Secured Parties (as defined in the Indenture) as collateral security for the payment and performance of the obligations secured thereby, a valid and enforceable security interest in the Collateral (as defined in the Indenture) covered or purported to be covered thereby and, upon the recordation of the Mortgage (as defined in the Indenture) and the filing of the UCC-1 financing statements (the “Financing Statements”), respectively, with the priority purported to be created thereby to the extent that such liens and security interests can be perfected by such recordation or filing. The Mortgage is or will be in appropriate form for recording as a mortgage of real estate to protect, preserve and perfect the liens and security interests on the fixtures and real property created or to be created by the Mortgage. The Financing Statements on the Closing Date will be in appropriate form for filing (including the description of the Collateral set forth therein or attached thereto) in each office and in each jurisdiction where required to perfect the lien and security interest in personal property and fixtures described above.

3. Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company agrees to sell to the several Purchasers, and each of the Purchasers agrees, severally and not jointly, to purchase from the Company, at a purchase price of 98.65% of the principal amount thereof in the case of the 2013 Notes and 98.65% of the principal amount thereof in the case of the 2016 Notes plus accrued interest from November 9, 2006 to the Closing Date, the respective principal amounts of Offered Securities set forth opposite the names of the several Purchasers in Schedule A hereto.

The Company will deliver against payment of the purchase price the Offered Securities to be offered and sold by the Purchasers in reliance on Regulation S (the “Regulation S Securities”) in the form of one or more permanent global Offered Securities in registered form without interest coupons (the “Offered Regulation S Global Securities”) which will be deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) for the respective accounts of the DTC participants for Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) and registered in the name of Cede & Co., as nominee for DTC. The Company will deliver against payment of the purchase price the Offered Securities to be purchased by each Purchaser hereunder and to be offered and sold by each Purchaser in reliance on Rule 144A under the Securities Act (the “144A Securities”) in the form of one permanent global security in definitive form without interest coupons (the “Restricted Global Securities”) deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee for DTC. The Offered Regulation S Global Securities and the Restricted Global Securities shall be assigned separate CUSIP numbers. The Restricted Global Securities shall include the legend regarding restrictions on transfer set forth under “Transfer Restrictions” in the Final Offering Circular. Until the termination of the distribution compliance period (as defined in Regulation S) with respect to the offering of the Offered Securities, interests in the Offered Regulation S Global Securities may only be held by the DTC participants for Euroclear and Clearstream, Luxembourg. Interests in any permanent global Offered Securities will be held only in book-entry form through Euroclear, Clearstream, Luxembourg or DTC, as the case may be, except in the limited circumstances described in the Final Offering Circular.

Payment for the Regulation S Securities and the 144A Securities shall be made by the Purchasers in Federal (same day) funds by wire transfer to an account at a bank acceptable to Credit Suisse at 11:00 a.m., (Eastern time), on November 9, 2006, or at such other time not later than seven full business days thereafter as Credit Suisse and the Company determine, such time being herein referred to as the “Closing Date”, against delivery to the Trustee as custodian for DTC of (i) the Offered Regulation S Global Securities representing all of the Regulation S Securities for the respective accounts of the DTC participants for Euroclear and Clearstream, Luxembourg and (ii) the Restricted Global Securities representing all of the 144A Securities. The Offered Regulation S Global Securities and the Restricted Global Securities will be made available for checking at the office of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, at least 24 hours prior to the Closing Date.

4. Representations by Purchasers; Resale by Purchasers.

(a) Each Purchaser severally represents and warrants to the Company that it is an “accredited investor” within the meaning of Regulation D under the Securities Act.

(b) Each Purchaser acknowledges that the Offered Securities have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S or pursuant to an exemption from the registration requirements of the Securities Act. Each Purchaser represents and agrees that it has offered and sold the Offered Securities and will offer and sell the Offered Securities (i) as part of their distribution at any time and (ii) otherwise until the later of the commencement of the offering and the Closing Date, only in accordance with Rule 144A or Rule 903 under the Securities Act. Accordingly, neither such Purchaser nor its affiliates, nor any persons acting on its or their behalf, have engaged or will engage in any directed selling efforts with respect to the Offered Securities, and such Purchaser, its affiliates and all persons acting on its or their behalf have complied and will comply with the offering restrictions requirement of Regulation S. The Purchaser agrees that, at or prior to confirmation of sale of the Offered Securities, other than a sale pursuant to Rule 144A, such Purchaser will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases the Offered Securities from it during the restricted period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the date of the commencement of the offering and the closing date, except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act. Terms used above have the meanings given to them by Regulation S.”

Terms used in this subsection (b) have the meanings given to them by Regulation S.

(c) Each Purchaser severally agrees that it and each of its affiliates has not entered and will not enter into any contractual arrangement with respect to the distribution of the Offered Securities except for any such arrangements with the other Purchasers or affiliates of the other Purchasers or with the prior written consent of the Company.

(d) Each Purchaser severally agrees that it and each of its affiliates has not solicited offers for, or offered or sold, and will not solicit offers for or sell, the Offered Securities in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act involving a public offering within the meaning of Section 4(2), including, but not limited to (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising. Each Purchaser severally agrees, with respect to resales made in reliance on Rule 144A of any of the Offered Securities, to deliver either with the confirmation of such resale or otherwise prior to settlement of such resale a notice to the effect that the resale of such Offered Securities has been made in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A.

(e) Each of the Purchasers severally represents and agrees that (i) it has not solicited offers for, or offered or sold, and prior to the expiry of a period of six months from the closing date, will not offer or sell, any Offered Securities to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Offered Securities in circumstances in which section 21(1) of the FSMA does not apply to the Company; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Securities in, from or otherwise involving the United Kingdom.

5. Certain Agreements of the Company. The Company agrees with the several Purchasers that:

(a) The Company will advise Credit Suisse promptly of any proposal to amend or supplement the Preliminary Offering Circular or the Final Offering Circular and will not effect such amendment or supplementation without Credit Suisse’s consent, such consent not to be unreasonably withheld. If, at any time prior to the completion of the resale of the Offered Securities by the Purchasers, there occurs an event as a result of which the Preliminary Offering Circular or the Final Offering Circular, the General Disclosure Package or any Supplemental Marketing Material included or would include an untrue statement of a material fact or omitted or would omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at such time, not misleading, or if it is necessary at any such time to amend or supplement the Preliminary Offering Circular or the Final Offering Circular, the General Disclosure Package or any Supplemental Marketing Material to comply with any applicable law, the Company promptly will notify Credit Suisse of such event and promptly will prepare, at its own expense, an amendment or supplement which will correct such statement or omission. Neither Credit Suisse’s consent to, nor the Purchasers’ delivery to offerees or investors of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 6. The first sentence of this subsection does not apply to statements in or omissions from the Preliminary Offering Circular or the Final Offering Circular, the General Disclosure Package or any Supplemental Marketing Material made in reliance upon and in conformity with written information furnished to the Company by any Purchaser through Credit Suisse specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.

(b) The Company will furnish to Credit Suisse copies of the Preliminary Offering Circular, each other document comprising a part of the General Disclosure Package, the Final Offering Circular, all amendments and supplements to such documents and each item of Supplemental Marketing Material, in each case as soon as available and in such quantities as Credit Suisse reasonably requests. At any time when the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Company will promptly furnish or cause to be furnished to Credit Suisse (and, upon request, to each of the other Purchasers) and, upon request of holders and prospective purchasers of the Offered Securities, to such holders and purchasers, copies of the information required to be delivered to holders and prospective purchasers of the Offered Securities pursuant to

Rule 144A(d)(4) under the Securities Act (or any successor provision thereto) in order to permit compliance with Rule 144A in connection with resales by such holders of the Offered Securities. The Company will pay the expenses of printing and distributing to the Purchasers all such documents.

(c) The Company will arrange for the qualification of the Offered Securities for sale and the determination of their eligibility for investment under the laws of such jurisdictions in the United States and Canada as Credit Suisse designates and will continue such qualifications in effect so long as required for the resale of the Offered Securities by the Purchasers, provided that the Company will not be required to qualify as a foreign corporation or to file a general consent to service of process in any such state or take any action that would subject it to taxation based on its income or revenues in any jurisdiction where it is not currently subject to taxation.

(d) During the period of two years hereafter, the Company will furnish to Credit Suisse and, upon request, to each of the other Purchasers, as soon as practicable after the end of each fiscal year, a copy of its annual report to shareholders for such year; and the Company will furnish to Credit Suisse and, upon request, to each of the other Purchasers as soon as available, a copy of each report or other document mailed to stockholders or furnished to the Commission; provided that such annual reports, reports or other documents shall be deemed to have been provided if such annual report, report or other document is available through EDGAR or on or through the Company’s website.

(e) During the period of two years after the Closing Date, the Company will, upon request, furnish to Credit Suisse, each of the other Purchasers and any holder of Offered Securities a copy of the restrictions on transfer applicable to the Offered Securities.

(f) During the period of two years after the Closing Date, the Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to, resell any of the Offered Securities that have been reacquired by any of them.

(g) During the period of two years after the Closing Date, the Company will not be or become, an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act.

(h) The Company will pay all expenses incidental to the performance of its obligations under this Agreement, the Indenture, the Security Documents and the Registration Rights Agreement, including (i) the fees and expenses of the Trustee and its professional advisers; (ii) all expenses in connection with the execution, issue, authentication, packaging and initial delivery of the Offered Securities and, as applicable, the Exchange Securities, the preparation and printing of this Agreement, the Registration Rights Agreement, the Offered Securities, the Indenture, the Security Documents, the Preliminary Offering Circular, any other documents comprising any part of the General Disclosure Package, the Final Offering Circular, all amendments and supplements thereto, each item of Supplemental Marketing Material and any other document relating to the issuance, offer, sale and delivery of the Offered Securities and, as applicable, the Exchange Securities; (iii) all filing costs and expenses relating to the perfection of security interests in the Collateral, as set forth in the Security Documents; (iv) the fees and expenses of Stone & Webster Management Consultants, Inc. (the “Independent Engineer”); (v) the cost of qualifying the Offered Securities for trading in The PortalSM Market (“PORTAL”) and any expenses incidental thereto; (vi) the cost of any advertising approved by the Company in connection with the issue of the Offered Securities; (vii) any expenses (including fees and disbursements of counsel) incurred in connection with qualification of the Offered Securities or the Exchange Securities for sale under the laws of such jurisdictions in the United States and Canada as Credit Suisse designates and the printing of memoranda relating thereto; (viii) all of the fees and disbursements of counsel to the Purchasers; (ix) for any fees charged by investment rating agencies for the rating of the Offered Securities or the Exchange Securities; (x)

the fees and expenses of the Collateral Trustee (as defined in the Indenture) and the Collateral Trustee’s counsel in connection with the Security Documents; and (xi) for expenses incurred in distributing the Preliminary Offering Circular, any other documents comprising any part of the General Disclosure Package, the Final Offering Circular (including any amendments and supplements thereto) and any Supplemental Marketing Material to the Purchasers. The Company will also pay or reimburse the Purchasers (to the extent incurred by them) for all travel expenses of the Purchasers and the Company’s officers and employees and any other expenses of the Purchasers and the Company in connection with attending or hosting meetings with prospective purchasers of the Offered Securities from the Purchasers, including the costs of the private jet and the Company’s officers’ and employee’s hotel costs, except that the Company shall not be responsible for the Purchasers’ hotel costs and travel costs (except for flights on the private jet, which the Company shall be responsible for) in connection with the roadshow.

(i) In connection with the offering, until Credit Suisse shall have notified the Company and the other Purchasers of the completion of the resale of the Offered Securities, neither the Company nor any of its affiliates has or will, either alone or with one or more other persons, bid for or purchase for any account in which it or any of its affiliates has a beneficial interest any Offered Securities or attempt to induce any person to purchase any Offered Securities; and neither it nor any of its affiliates will make bids or purchases for the purpose of creating actual, or apparent, active trading in, or of raising the price of, the Offered Securities.

(j) For a period of 90 days after the date of the Final Offering Circular, the Company will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act (other than in respect of the Exchange Securities) relating to, any United States dollar-denominated debt securities issued or guaranteed by the Company and having a maturity of more than one year from the date of issue, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing (other than in respect of the Exchange Securities), without the prior written consent of Credit Suisse. The Company will not at any time offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any securities under circumstances where such offer, sale, pledge, contract or disposition would cause the exemption afforded by Section 4(2) of the Securities Act or the safe harbor of Regulation S thereunder to cease to be applicable to the offer and sale of the Offered Securities.

6. Free Writing Communications. (a) The Company represents and agrees that, unless it obtains the prior consent of Credit Suisse, and each Purchaser represents and agrees that, unless it obtains the prior consent of the Company and Credit Suisse, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Communication.

(b) The Company consents to the use by any Purchaser of a Free Writing Communication that (i) contains only (A) information describing the preliminary terms of the Offered Securities or their offering or (B) information that describes the final terms of the Offered Securities or their offering and that is included in the Terms Communication or is included in or is subsequently included in the Final Offering Circular or (ii) does not contain any information about the Company or its securities that was provided by or on behalf of the Company, it being understood and agreed that any such Free Writing Communication referred to in clause (i) or (ii) shall not be an Issuer Free Writing Communication for purposes of this Agreement.

7. Conditions of the Obligations of the Purchasers. The obligations of the several Purchasers to purchase and pay for the Offered Securities will be subject to the accuracy of the representations and warranties on the part of the Company herein, to the accuracy of the statements of officers of the Company made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

(a) The Purchasers shall have received a letter, dated the date of this Agreement, of UHY LLP in form and substance reasonably satisfactory to the Purchasers concerning the financial information with respect to the Company set forth in the General Disclosure Package and the Additional Issuer Information.

(b) Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or other), business, properties or results of operations of the Company which, in the judgment of a majority in interest of the Purchasers (including Credit Suisse), is material and adverse and makes it impractical or inadvisable to proceed with completion of the offering or the sale of and payment for the Offered Securities; (ii) any downgrading in the rating of any debt securities of the Company by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Securities Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Company has been placed on negative outlook; (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls as would, in the judgment of a majority in interest of the Purchasers (including Credit Suisse), be likely to prejudice materially the success of the proposed issue, sale or distribution of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any material suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum prices for trading on such exchange; (v) any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by U.S. Federal or New York authorities; (vii) any major disruption of settlements of securities or clearance services in the United States; or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of a majority in interest of the Purchasers (including Credit Suisse), the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the offering or sale of and payment for the Offered Securities.

(c) The Purchasers shall have received an opinion, dated the Closing Date, of Andrews Kurth LLP, counsel for the Company, in form and substance satisfactory to counsel for the Purchasers, to the effect set forth in Exhibit A-1 hereto and to such further effect as counsel to the Purchasers may reasonably request.

(d) The Purchasers shall have received an opinion, dated the Closing Date, of Ottinger Hebert, L.L.C., special Louisiana counsel for the Company, in form and substance satisfactory to counsel for the Purchasers, to the effect set forth in Exhibit A-2 hereto.

(e) The Purchasers shall have received an opinion, dated the Closing Date, of the Company’s general counsel that, to his knowledge, except as described in the Preliminary Offering Circular and the Final Offering Circular, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company is a party or to which any property of the Company is the subject which, individually or in the aggregate, if determined adversely to the Company, would reasonably be expected to have a Material Adverse Effect; and to his knowledge, no such investigations, actions, suits or proceedings are threatened or contemplated by any governmental or regulatory authority or threatened by others.

(f) The Purchasers shall have received from Latham & Watkins LLP, counsel for the Purchasers, such opinion or opinions, dated the Closing Date, with respect to the organization of the Company, the validity of the Offered Securities, the Final Offering Circular and the General Disclosure Package, the exemption from registration for the offer and sale of the Offered Securities by the Company to the several Purchasers and the resales by the several Purchasers as contemplated hereby and other related matters as Credit Suisse may require, and the Company shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters. In rendering such opinion, Latham & Watkins LLP may rely as to the organization of the Company and all other matters governed by Delaware law upon the opinion of Andrew Kurth LLP referred to above.

(g) The Purchasers shall have received a certificate, dated the Closing Date, of the President or any Vice President and a principal financial or accounting officer of the Company in which such officers, to the best of their knowledge after reasonable investigation, shall state that the representations and warranties of the Company in this Agreement are true and correct, that the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date, and that, subsequent to the dates of the most recent financial statements in the General Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of the Company except as set forth in the General Disclosure Package or as described in such certificate.

(h) The Purchasers shall have received a letter, dated the Closing Date, of UHY LLP which meets the requirements of subsection (a) of this Section, except that the specified date referred to in such subsection will be a date not more than three days prior to the Closing Date for the purposes of this subsection.

(i) The Independent Engineer shall have delivered to the Purchasers a letter on the Closing Date, substantially in the form attached hereto as Exhibit B, confirming the accuracy and completeness in all material respects, as of such date, of its conclusions and findings contained under the heading “Summary – Summary of Independent Engineer’s Report” in the Offering Circular.

(j) The Company shall (x) present to the Purchasers on or before the Closing Date a pay-off letter confirming that upon receipt of funds sufficient to repay indebtedness incurred in connection with that certain First Amended and Restated Credit Agreement, dated July 21, 2006, among the Company, Société Générale, HSBC Bank USA, National Association and the lenders named therein (the “Existing Credit Agreement”), said lenders shall release the security interest held by them on the Company’s property to secure the indebtedness under the Existing Credit Agreement and assign said security interest to the Collateral Trustee as collateral security for the Offered Securities, and (y) make available on or before the Closing Date documentation (the “Lien Release Documentation”), in form and substance reasonably satisfactory to the Company and the Purchasers, authorizing, or effecting the removal and assignment of all liens, encumbrances and security interests held by the lenders under the Existing Credit Agreement on the Company’s property to secure the indebtedness under the Existing Credit Agreement, which Lien Release Documentation and pay-off letter shall be delivered to the Company immediately following receipt by the administrative agent under the Existing Credit Agreement of funds sufficient for the repayment of the indebtedness under the Existing Credit Agreement.

(k) Cheniere LNG Holdings, LLC shall have given irrevocable notice of the prepayment of the entire outstanding principal amount of its Credit Agreement, dated as of August 31, 2005, among Cheniere LNG Holdings, LLC, the lenders party thereto and Credit Suisse, Cayman Islands Branch, as collateral agent and administrative agent. Cheniere LNG Holdings, LLC shall have other funds available that, together with the proceeds received from the Company, are sufficient to enable it to repay such indebtedness and all associated fees, costs and expenses.

(l) On or prior to the Closing Date, the Mortgage shall have been delivered to Commonwealth Land Title Insurance Company (the “Title Company”) for due recordation as a mortgage of real estate, and any required filings with respect to personal property and fixtures subject to the liens of the Mortgage shall have been delivered to the Title Company for filing, in each place in which such recording or filing is required to protect, preserve and perfect the liens of the Mortgage as a valid and enforceable lien on the real property and as a valid and enforceable security interest in the personal property and fixtures covered or purported to be covered by the Mortgage, with the priority purported to be created thereby, in each case subject only to Permitted Liens (as defined in the Indenture), and except for such recordation or filing, no further action shall be required to create, preserve or perfect such liens and security interests on the Closing Date. On or prior to the Closing Date, the Financing Statements shall have been delivered for filing, recordation and/or registration in each office and in each jurisdiction where required to create and perfect a valid and enforceable security interest in the Collateral covered or purported to be covered by the Security Documents, with the priority purported to be created thereby. All taxes, if any, and recording and filing fees required to be paid with respect to the execution, recording or filing of the Mortgage and the Financing Statements shall have been paid or provided for on or prior to the Closing Date. All Collateral shall be subject to no Liens (as defined in the Indenture) other than Permitted Liens (as defined in the Indenture).

(m) On or prior to the Closing Date, each of the DSR Account, Construction Account, Debt Payment Account and Revenue Account (each as defined in the Indenture) shall have been established with the Collateral Agent (as defined in the Indenture).

The Company will furnish the Purchasers with such conformed copies of such opinions, certificates, letters and documents as the Purchasers reasonably request. Credit Suisse may in its sole discretion waive on behalf of the Purchasers compliance with any conditions to the obligations of the Purchasers hereunder, whether in respect of an Optional Closing Date or otherwise.

8. Indemnification and Contribution.

(a) The Company will indemnify and hold harmless each Purchaser, its officers, partners, members, directors and its affiliates and each person, if any, who controls such Purchaser within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such Purchaser may become subject, under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Preliminary Offering Circular or the Final Offering Circular, in each case as amended or supplemented, or any Supplemental Marketing Material or any Issuer Free Writing Communication, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and will reimburse each Purchaser for any legal or other expenses reasonably incurred by such Purchaser in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Purchaser through Credit Suisse specifically for use therein, it being understood and agreed that the only such information consists of the information described as such in subsection (b) below.

(b) Each Purchaser will severally and not jointly indemnify and hold harmless the Company, its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities to which the Company may become subject, under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Preliminary Offering Circular or the Final Offering Circular, in each case as amended or supplemented, or any Supplemental Marketing Material or any Issuer Free Writing Communication or arise out of or are based upon the omission or the alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Purchaser through Credit Suisse specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, it being understood and agreed that the only such information furnished by any Purchaser consists of the following information in the Preliminary Offering Circular and the Final Offering Circular furnished on behalf of each Purchaser: the fourth sentence in the paragraph under “Risk Factors – Risks Relating to this Offering and the Notes – Your ability to resell the notes may be limited by a number of factors; prices for the notes may be volatile”, the first sentence in the third paragraph under the caption “Plan of Distribution”, the eleventh paragraph except for the first sentence thereof under the caption “Plan of Distribution” and the twelfth paragraph under the caption “Plan of Distribution”; provided, however, that the Purchasers shall not be liable for any losses, claims, damages or liabilities arising out of or based upon the Company’s failure to perform its obligations under Section 5(a) of this Agreement.

(c) Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. It is understood and agreed that the indemnifying party shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any reasonably necessary local counsel) for the Company or each Purchaser, as applicable, and that all such reasonable fees and expenses shall be paid or reimbursed as they are incurred. Any such separate firm for a Purchaser shall be designated in writing by such Purchaser, and any such separate firm for the Company shall be designated in writing by the Company. The indemnifying party shall not be liable for any settlement effected without its written consent unless (i) such settlement is entered into in good faith by the indemnified party more than 45 days after receipt by such indemnifying party of written notice of the proposed settlement, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement includes (i) an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified party.

(d) If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Purchasers on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company from the sale of the Offered Securities, on the one hand, bear to the total discounts and commissions received by the Purchasers from the Company in connection therewith as provided under this Agreement, on the other hand. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Purchaser shall be required to contribute any amount in excess of the amount by which the total discounts, fees and commissions received by such Purchaser exceeds the amount of any damages which such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

(e) The obligations of the Company under this Section shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Purchaser within the meaning of the Securities Act or the Exchange Act; and the obligations of the Purchasers under this Section shall be in addition to any liability which the respective Purchasers may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act.

9. Default of Purchasers. If any Purchaser or Purchasers default in their obligations to purchase Offered Securities hereunder and the aggregate principal amount of Offered Securities that such defaulting Purchaser or Purchasers agreed but failed to purchase does not exceed 10% of the total principal amount of Offered Securities, Credit Suisse may make arrangements satisfactory to the Company for the purchase of such Offered Securities by other persons, including any of the Purchasers, but if no such arrangements are made by the Closing Date, the non-defaulting Purchasers shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Purchasers agreed but failed to purchase. If any Purchaser or Purchasers so default and the aggregate principal amount of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of Offered Securities and arrangements satisfactory to Credit Suisse and the Company for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Purchaser or the Company, except as provided in Section 10. As used in this Agreement, the term “Purchaser” includes any person substituted for a Purchaser under this Section. Nothing herein will relieve a defaulting Purchaser from liability for its default.

10. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the several Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Purchaser, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If this Agreement is terminated pursuant to Section 9 or if for any reason the purchase of the Offered Securities by the Purchasers is not consummated, the Company shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 5 and the respective obligations of the Company and the Purchasers pursuant to Section 8 shall remain in effect. If the purchase of the Offered Securities by the Purchasers is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9 or the occurrence of any event specified in clause (iii), (iv), (vi), (vii) or (viii) of Section 7(b), the Company will reimburse the Purchasers for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities.

11. Notices. All communications hereunder will be in writing and, if sent to the Purchasers will be mailed, delivered or telegraphed and confirmed to the Purchasers, c/o Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, N.Y. 10010-3629, Attention: LCD-IBD, with a copy to Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022, Attention: Jonathan R. Rod, Esq., or, if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at Sabine Pass LNG, L.P., c/o Cheniere Energy, Inc., 717 Texas Avenue, Suite 3100, Houston, TX 77002, Attention: Don A. Turkleson, with a copy to Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, TX 77002, Attention: Geoffrey K. Walker; provided, however, that any notice to a Purchaser pursuant to Section 8 will be mailed, delivered or telegraphed and confirmed to such Purchaser.

12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder, except that holders of Offered Securities shall be entitled to enforce the agreements for their benefit contained in the second and third sentences of Section 5(b) hereof against the Company as if such holders were parties thereto.

13. Representation of Purchasers. You will act for the several Purchasers in connection with this purchase, and any action under this Agreement taken by you jointly or by Credit Suisse will be binding upon all of the Purchasers.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

15. Absence of Fiduciary Relationship. The Company acknowledges and agrees that:

(a) the Purchasers have been retained solely to act as initial purchasers in connection with the initial purchase, offering and resale of the Offered Securities and that no fiduciary, advisory or agency relationship between the Company and the Purchasers has been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether the Purchasers have advised or is advising the Company on other matters;

(b) the purchase price of the Offered Securities set forth in this Agreement was established by the Company following discussions and arm’s-length negotiations with the Purchasers, and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) the Company has been advised that the Purchasers and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that the Purchasers have no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and

(d) the Company waives, to the fullest extent permitted by law, any claims it may have against the Purchasers for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the transactions contemplated by this Agreement and agrees that the Purchasers shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.

16. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

The Company hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

[Remainder of page intentionally left blank]

If the foregoing is in accordance with the Purchasers’ understanding of our agreement, kindly sign and return to us one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Purchasers in accordance with its terms.

Very truly yours,

SABINE PASS LNG, L.P.

By:	Sabine Pass LNG-GP, Inc.,
its general partner

By:	/s/ Don A. Turkleson
Name:	Don A. Turkleson
Title:	Chief Financial Officer

The foregoing Purchase Agreement

    is hereby confirmed and accepted

    as of the date first above written.

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Steve Greenwald
Name:	Steve Greenwald
Title:	Head of Global Project Finance

Acting on behalf of itself
and as the Representative
of the several Purchasers

SCHEDULE A

Manager	Principal Amount of 2013 Notes	Principal Amount of 2016 Notes
Credit Suisse Securities (USA) LLC	$488,890,000	$1,317,330,000
Lehman Brothers Inc.	61,110,000	164,670,000

Total	$550,000,000	$1,482,000,000

SCHEDULE B

[Issuer Free Writing Communication]

High Yield Capital Markets

Issuer:	Sabine Pass LNG, L.P.

Security Description:	Senior Secured Notes
Face:	$550,000,000
Gross Proceeds:	$550,000,000

Coupon:	7.250%
Maturity:	11/30/2013

Offering Price:	100.000%
Yield to Maturity:	7.250%
Spread to Treasury:	272
Benchmark:	4.25% UST due 11/2013

Ratings:	Ba3 / BB

Interest Payment Dates:	30 November and 30 May
Commencing:	5/30/2007	(long first coupon)

Equity Clawback:	Redeem until	11/30/2009 at 107.25%
	for up to	35.0%

Trade Date:	11/1/2006
Settlement Date:	11/9/2006	(T+6)

Cusip Numbers:	144 A:	785583AA3
	RegS:	U8596QAA0
	ISIN:	USU8596QAA05

Min. Allocation:	$100,000
Increments:	$1,000

Gross Spread:	1.50%

Book-Runner:	Credit Suisse Securities (USA) LLC		80.00%

Co-Manager:	Lehman Brothers Inc.		10.00%
Structuring Advisor:	Petrie Parkman & Co., Inc.		10.00%

Other:	The net proceeds from the offering of the Notes due 2013 and 2016 are expected to be approximately $1,999,000,000. The net proceeds (together with other funds available at Cheniere LNG Holdings, LLC, which will reduce the amount of net proceeds distributed by the issuer to Cheniere LNG Holdings, LLC) will be used for the purposes outlined under “Use of Proceeds” in the Preliminary Offering Circular. The last bullet point under “Use of Proceeds” will be deleted.

This communication is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy any security. No offer to buy securities described herein can be accepted, and no part of the purchase price thereof can be received, unless the person making such offer or purchase has received the relevant prospectus or offering circular thereto, Investors may rely upon the information contained in the relevant prospectus or offering circular in making their investment decisions. This communication is not intended to be a confirmation as required under Rule 10b-10 of the Securities Exchange Act of 1934. A formal confirmation will be delivered to you separately. This notice shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. The notes will be offered and sold to qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Act”), and to persons in offshore transactions in reliance on Regulation S under the Act. The notes have not been registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements.

High Yield Capital Markets

Issuer:	Sabine Pass LNG, L.P.

Security Description:	Senior Secured Notes
Face:	$1,482,000,000
Gross Proceeds:	$1,482,000,000

Coupon:	7.500%
Maturity:	11/30/2016

Offering Price:	100.00%
Yield to Maturity:	7.500%
Spread to Treasury:	294
Benchmark:	4.875% UST due 08/2016

Ratings:	Ba3 / BB

Interest Payment Dates:	30 November and 30 May
Commencing:	5/30/2007	(long first coupon)

Equity Clawback:	Redeem until	11/30/2009 at 107.50%
	for up to	35.0%

Trade Date:	11/1/2006
Settlement Date:	11/9/2006	(T+6)

Cusip Numbers:	144 A:	785583AD7
	RegS:	U8596QAB8
	ISIN:	USU8596QAB87

Min. Allocation:	$100,000
Increments:	$1,000

Gross Spread:	1.50%

Book-Runner:	Credit Suisse Securities (USA) LLC		80.00%

Co-Manager:	Lehman Brothers Inc.		10.00%
Structuring Advisor:	Petrie Parkman & Co., Inc.		10.00%

Other:	The net proceeds from the offering of the Notes due 2013 and 2016 are expected to be approximately $1,999,000,000. The net proceeds (together with other funds available at Cheniere LNG Holdings, LLC, which will reduce the amount of net proceeds distributed by the issuer to Cheniere LNG Holdings, LLC) will be used for the purposes outlined under “Use of Proceeds” in the Preliminary Offering Circular. The last bullet point under “Use of Proceeds” will be deleted.

This communication is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy any security. No offer to buy securities described herein can be accepted, and no part of the purchase price thereof can be received, unless the person making such offer or purchase has received the relevant prospectus or offering circular thereto, Investors may rely upon the information contained in the relevant prospectus or offering circular in making their investment decisions. This communication is not intended to be a confirmation as required under Rule 10b-10 of the Securities Exchange Act of 1934. A formal confirmation will be delivered to you separately. This notice shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. The notes will be offered and sold to qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Act”), and to persons in offshore transactions in reliance on Regulation S under the Act. The notes have not been registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements.

SCHEDULE C

Supplemental Marketing Material

Electronic Bloomberg road show slides and accompanying audio recordings.

EXHIBIT A-1

[Opinion of Andrews Kurth LLP]

1. The Issuer is validly existing as a limited partnership and in good standing under the laws of the State of Delaware. Sabine Pass GP is validly existing as a corporation and in good standing under the laws of the State of Delaware. Sabine Pass LP is validly existing as a limited liability company and in good standing under the laws of the State of Delaware.

2. The Issuer has the limited partnership power and authority under the laws of the State of Delaware to (i) execute and deliver, and incur and perform all of its obligations under, the Transaction Documents and (ii) carry on its business and own and lease its properties as described in the Offering Circular and the Disclosure Package. Sabine Pass GP has the corporate power and authority under the laws of the State of Delaware to (i) execute and deliver, and incur and perform all of its obligations under, the Transaction Documents to which it is a party and (ii) carry on its business and own and lease its properties as described in the Offering Circular and the Disclosure Package. Sabine Pass LP has the limited liability company power and authority under the laws of the State of Delaware to (i) execute and deliver, and incur and perform all of its obligations under, the Transaction Documents to which it is a party and (ii) carry on its business and own and lease its properties as described in the Offering Circular and the Disclosure Package.

3. Each of the Purchase Agreement, the Registration Rights Agreement, the Initial Securities, the Indenture, the Collateral Trust Agreement, the Depositary Agreement, the Mortgage, the Consents, the Security Documents, the Cheniere Marketing TUA and the Cheniere Guaranty (collectively, the “Closing Date Documents”) has been duly authorized, executed and delivered by the Issuer. The Exchange Securities have been duly authorized by the Issuer.

4. None of (i) the execution and delivery of, or the incurrence or performance by the Issuer of its obligations under, each of the Transaction Documents, each in accordance with its terms, (ii) the offering, issuance, sale and delivery of the Initial Securities pursuant to the Purchase Agreement or (iii) the offering, issuance, exchange and delivery of the Exchange Securities pursuant to the Exchange Offer contemplated by the Registration Rights Agreement in the manner therein contemplated, (A) constituted, constitutes or will constitute a violation of the Organizational Documents, or (B) resulted, results or will result in any violation of (i) applicable laws of the State of New York, (ii) applicable laws of the State of Texas, (iii) applicable laws of the United States of America, (iv) the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”), (v) the General Corporation Law of the State of Delaware (the “DGCL”), (vi) the Delaware Limited Liability Company Act (the “DLLCA”) or (vii) Regulation T, U or X of the Board of Governors of the Federal Reserve System. None of the execution and delivery of, or the incurrence or performance by the Issuer of its obligations under, each of the Closing Date Documents, each in accordance with its terms, constituted, constitutes or will constitute a breach or violation of, or a default under (or an event which, with notice or lapse of time or both, would constitute such a default), or resulted, results or will result in the creation of any security interest in, or lien upon, any of the property or assets of the Issuer pursuant to, any Material Project Agreement.

5. No Governmental Approval, which has not been obtained or taken and is not in full force and effect, is required to authorize, or is required for the execution and delivery by the Issuer of the Closing Date Documents or the incurrence or performance of its obligations under the Transaction Documents, or the validity and enforceability of any of such Transaction Documents against the Issuer. As used in this paragraph, “Governmental Approval” means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any executive, legislative, judicial, administrative or regulatory body of the State of New York, the State of Texas, the State of Delaware or the United States of America, pursuant to, respectively, (i) applicable laws of the State of New York, (ii) applicable laws of the State of Texas, (iii) the DRULPA, the DGCL or the DLLCA or (iv) applicable laws of the United States of America.

6. The statements under the caption “Description of Notes” in the Preliminary Offering Circular and the Offering Circular, insofar as such statements purport to summarize certain provisions of documents referred to therein and reviewed by us as described above, fairly summarize such provisions in all material respects, subject to the qualifications and assumptions stated therein.

7. The statements set forth in the Preliminary Offering Circular and the Offering Circular under the caption “United States Federal Income Tax Considerations,” insofar as they refer to statements of law or legal conclusions, fairly summarize the matters referred to therein in all material respects, subject to the qualifications and assumptions stated therein. The Issuer is not classified as an association (or publicly traded partnership) taxable as a corporation for United States federal income tax purposes.

8. The Indenture constitutes a valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, under applicable laws of the State of New York.

9. When authenticated by the Trustee in the manner provided in the Indenture and delivered to and paid for by the Initial Purchasers in accordance with the Purchase Agreement, the Initial Securities will constitute valid and binding obligations of the Issuer, entitled to the benefits of the Indenture and enforceable against the Issuer in accordance with their terms, under applicable laws of the State of New York.

10. When validly executed by the Issuer and authenticated by the Trustee in the manner provided in the Indenture and delivered in exchange for Initial Securities pursuant to the Exchange Offer contemplated by the Registration Rights Agreement, the Exchange Securities will constitute valid and binding obligations of the Issuer, entitled to the benefits of the Indenture and enforceable against the Issuer in accordance with their terms, under applicable laws of the State of New York.

11. The Registration Rights Agreement constitutes a valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, under applicable laws of the State of New York.

12. Each of the Security Documents, the Collateral Trust Agreement, the Consents and the Depositary Agreement constitutes a valid and binding obligation of the Pledgor party thereto, enforceable against such Pledgor in accordance with its terms, under applicable laws of the State of New York.

13. Each of the New York Law Project Agreements constitutes a valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, under applicable laws of the State of New York.

14. Each of the Texas Law Project Agreements constitutes a valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, under applicable laws of the State of Texas.

15. The Chevron Guaranty constitutes a valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, under the applicable laws of the State of California.

16. Assuming (i) the accuracy of the representations and warranties of the Issuer set forth in Sections 2(s) and 2(t) of the Purchase Agreement, (ii) the due performance by the Issuer and the Initial Purchasers of the covenants and agreements set forth in the Purchase Agreement, (iii) the compliance by the Initial Purchasers with the offering and transfer procedures and the restrictions described in the Offering Circular, (iv) the accuracy of the representations and warranties of the Initial Purchasers set forth in Section 4 of the Purchase Agreement, (v) the accuracy of the representations and warranties made or deemed to be made in accordance with the Purchase Agreement and the Offering Circular by purchasers to whom the Initial Purchasers initially resell the Initial Securities, and (vi) that purchasers to whom the Initial Purchasers initially resell the Initial Securities have been made aware of the information set forth in the Offering Circular under the captions “Transfer Restrictions,” (A) the offer, issue, sale and delivery of the Initial Securities to the Initial Purchasers and the initial resale of the Initial Securities by the Initial

Purchasers, each in the manner contemplated by the Purchase Agreement and the Offering Circular, do not require registration under the Securities Act, and (B) prior to the consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement (as defined in the Registration Rights Agreement), such offer, issue, sale and delivery of the Initial Securities and such initial resale of the Initial Securities do not require qualification of the Indenture under the Trust Indenture Act of 1939, as amended; provided, however, that we express no opinion as to any subsequent resale of any Security.

17. The Issuer is not, and immediately after giving effect to the issuance and sale of the Initial Securities occurring today and the application of proceeds therefrom as described in the Offering Circular, will not be, an “investment company” within the meaning of said term as used in the Investment Company Act of 1940, as amended.

18. Each of the Security Documents is effective to create in favor of the Collateral Trustee for the benefit of the Secured Parties (as defined in such Security Document), a valid and enforceable security interest under the NY UCC in all right, title and interest of the Pledgor party to such Security Document in, to and under the Collateral described in such Security Document to which Article 9 of the NY UCC is applicable (the “Article 9 Collateral”) as collateral security for the Secured Obligations (as defined in such Security Document).

19. Each of the Financing Statements includes all of the types of information required by Section 9-502(a) of the Uniform Commercial Code as in effect in the State of Delaware (the “DE UCC”) and also the types of information without which the Filing Office may refuse to accept the Financing Statements pursuant to Section 9-516 of the DE UCC. Upon the creation of the security interest referred to in paragraph 18 above and the filing of the Financing Statements in the Filing Office, the security interest referred to in paragraph 18 above in that portion of the Article 9 Collateral in which a security interest may be perfected by the filing of a financing statement under the DE UCC will be perfected.

20. Upon the creation of the security interest referred to in paragraph 18 above and the execution and delivery of the Depositary Agreement, the security interest referred to in paragraph 18 above in that portion of the Article 9 Collateral consisting of (i) a “deposit account” (as defined in Section 9-102(a)(29) of the NY UCC) will be perfected by “control” (within the meaning of section 9-104 of the NY UCC); (ii) a “security entitlement” (as defined in Section 8-102(a)(17) of the NY UCC) credited to a “securities account” (as defined in Section 8-501(a) of the NY UCC) will be perfected by “control” (within the meaning of Section 8-106(d)(2) of the NY UCC); and (iii) a “securities account” (as defined in Section 8-501 of the NY UCC) will be perfected when a security interest in all “security entitlements” carried in such “securities account” is perfected by the means indicated in clause (ii) of this paragraph 20.

21. The security interest referred to in paragraph 18 above in that portion of the Article 9 Collateral consisting of a “certificated security” (as defined in Section 8-102(a)(4) of the NY UCC) represented by a “security certificate” (as defined in Section 8-102(a)(16) of the NY UCC) in bearer form or in registered form will, upon the creation of such security interest referred to in paragraph 18 above, be perfected by the Collateral Trustee taking possession in the State of New York of such “security certificate”, and if the Collateral Trustee takes possession of such “security certificate” for “value” (as defined in Section 1-201(44) of the NY UCC) and without “notice” (within the meaning of Section 8-501 of the NY UCC) of any “adverse claim” (as defined in Section 8-102(a)(1) of the NY UCC) to such “certificated security”, then the Collateral Trustee will be a “protected purchaser” (within the meaning of Section 8-303 of the NY UCC) and will acquire such security interest free of any “adverse claim”.

In addition, we have participated in conferences with officers and other representatives of Sabine Pass GP and the Issuer, the independent registered public accounting firm for the Issuer, your counsel and your representatives at which the contents of the Disclosure Package and the Offering Circular and related matters were discussed and, although we have not independently verified and are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the statements contained in the Disclosure Package and the Offering Circular (except as and to the extent set forth in paragraphs 6 and 7 above), on the basis of the foregoing (relying with respect to factual matters to the extent we deem appropriate upon statements by officers of Sabine Pass GP and other representatives of the Issuer), no facts have come to our attention that have led us to believe that (i) the Disclosure Package, as of [        :        ] [        ].m. (Eastern Time) on [            ], 2006 (which you have informed us is a time prior to the time of the first sale of the Initial Securities by any Initial Purchaser), contained an untrue statement of a material fact or omitted to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) the Offering Circular, as of its date and as of the date hereof, contained or contains an untrue statement of a material fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, it being understood that we express no opinion, statement or belief in this letter with respect to (i) the historical and pro forma financial statements and related schedules, including the notes and schedules thereto and the auditor’s report thereon and (ii) any other financial or accounting data, included in, or excluded from, the Offering Circular or the Disclosure Package. Without limiting the foregoing, we call to your attention that (i) the Offering Circular has been prepared in the context of a Rule 144A transaction and not as part of a registration statement under the Securities Act, and (ii) the Offering Circular does not contain all information that would be required in a registration statement under the Securities Act.

EXHIBIT A-2

[Opinion of Louisiana Counsel]

1. Except for filings which are necessary to perfect the security interests granted under the Documents and such other filings, authorizations or approvals as are specifically contemplated by the Documents, no authorizations or approvals of, and no filings with, any governmental or regulatory authority or agency of the United States, the state of Borrower’s formation, or the State of Louisiana (the “State”) are necessary for the execution, delivery or performance of the Documents by the Borrower.

2. Each of the Documents constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms.

3. The execution and delivery by the Borrower of the Documents and the consummation of the transactions contemplated thereby do not conflict with or violate any federal or State law, rule, regulation or ordinance applicable to Borrower.

4. Subject to the comments and limitations in Paragraph      hereof, the choice of law provisions contained in the Documents will be upheld and enforced by the courts of the State and Federal courts sitting in and applying the laws of the State. In this regard, the amounts to be received by Lender as interest in respect of the Global Note, made by the Borrower, as maker, in favor of Lender and under the Indenture constitute lawful interest under the laws of the State and are neither usurious nor illegal.

5. The Mortgage to be recorded in the State is in form satisfactory for recording. The recording of the Mortgage in the office of Clerk of Court for the Parish of Cameron, State of Louisiana, and the filing and recording of the Financing Statements referred to on Schedule 1 hereto in the offices shown on Schedule 1 hereto, are the only recordings or filings necessary to publish notice of and to establish of record the rights of the parties thereto and to perfect the liens and security interests granted by Borrower pursuant to the Mortgage in the real property (including fixtures) covered thereby. Such Financing Statements comply in all respects with applicable provisions of the Uniform Commercial Code as in effect in the State (the “UCC”) and are in appropriate form for filing or recording and the description therein of the property covered thereby is adequate to permit the perfection of such security interests. Upon the execution and delivery of such Mortgage, such liens and security interests shall be created and upon the recording and filing of the Mortgage and Financing Statements as aforesaid, such liens and security interests shall be perfected. No documents or instruments other than those referred to in this paragraph need be recorded, registered or filed in any public office in the State in order to publish notice of the applicable Mortgage or to perfect such liens and security interests or for the validity or enforceability of any of the Documents or to permit Lender to enforce its rights thereunder in the courts of the State.

6. Except for customary filing fees, no recording, filing, privilege or other tax must be paid by either the Borrower or Lender in connection with the execution, delivery, recordation or enforcement of any of the Documents.

7. In accordance with La. R.S. 9:3500D and La. R.S. 12:703, the Loan is exempt from the law of usury under the laws of the State.

8. It is not necessary for Lender to qualify to do business in the State solely to make the Loan and enforce the provisions of the Documents. The making of the Loan and enforcement of the provisions of the Documents will not result in the imposition upon Lender of any taxes of the State, or any subdivision thereof in which the applicable Mortgaged Property is located (including, without limitation, franchise, license, tax on interest received or income taxes), other than taxes which Lender, if and when it becomes the actual and record owner of such Mortgaged Property, by reason of foreclosure under the applicable Mortgage or by dation en paiement, would be required to pay.

9. Except as provided in Paragraph (4) hereof, the foreclosure of the Mortgage to be recorded in the State or exercise of any other remedy provided in the Mortgage will not in any manner restrict, affect or impair the liability of Borrower with respect to the indebtedness secured thereby or the rights and remedies of Lender with respect to the foreclosure or enforcement of any other security interests or liens securing such indebtedness, to the extent any deficiency remains unpaid after application of the proceeds of the foreclosure of such Mortgage or as a result of the exercise of any other remedy.

10. The priority of the lien of the Mortgage to be recorded in the State in respect of all advances or extensions of credit made by Lender under the Indenture on, before or after the date on which such Mortgage is recorded in the appropriate recording office referred to in Paragraph 5 above will be determined by the date of such recording.

11. The priority of the lien of the Mortgage will not be affected by (a) any prepayment of a portion of the Loan, or (b) any increase in or reduction of the outstanding amount of the Loan from time to time.

12. The Mortgage to be recorded in the State creates valid security interests in favor of Lender in the Collateral to the extent the UCC is applicable thereto, as security for the payment or performance of the Obligations (as defined in such Mortgage).

The security interests described in this Paragraph 12 are referred to as the “Security Interests.”

13. The Mortgage contains the terms and provisions necessary to enable Agent, following a default under the Mortgage, to exercise the remedies that are customarily available to a lienholder under the laws of the State.

14. Borrower is duly qualified to do business as a foreign limited partnership in good standing in the State of Louisiana.

15. The Security Agreement is in proper form and, if Louisiana law were to be applied thereto, the Security Agreement would create a legal, valid and binding security interest in and to the Collateral in accordance with the terms thereof, to the extent that the Collateral consists of personal property in which a security interest can be granted under the UCC.

EXHIBIT B

Stone & Webster Management Consultants, Inc.
A World of Solutions™

November     , 2006

Sabine Pass LNG, L.P.

c/o Cheniere Energy, Inc.

717 Texas Avenue, Suite 3100

Houston, TX 77002

Credit Suisse Securities (USA) LLC

Lehman Brothers Inc.

c/o Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, NY 10010-3629

Re:	Issuance and Sale of Senior Secured Notes of Sabine Pass LNG, L.P.

Dear Ladies and Gentlemen:

This consent is furnished by Stone &Webster Management Consultants, Inc. in connection with the proposed issuance and sale of $2,032,000,000 in aggregate principal amount of 7 1/4% Senior Secured Notes due 2013 and 7 1/2% Senior Secured Notes due 2016 (collectively, the “Notes”) of Sabine Pass LNG, L.P. (“Sabine”), as more particularly described in the Offering Circular, dated November 1, 2006, of Sabine.

We have provided a report entitled “Independent Technical Review, dated October 21, 2006, which is attached to the Offering Circular as Appendix A thereto (the “Report”).

We hereby confirm that (i) we have reviewed the section of the Offering Circular entitled “Summary of Independent Engineer’s Report” and (ii) the statements contained therein accurately reflect the sections of our Report described therein. We hereby consent to the (i) inclusion of our Report in its entirety and as a summary (both without change) in the Offering Circular and in filings by Cheniere Energy, Inc. and Sabine with the Securities and Exchange Commission, (ii) use of our trade name in connection with the specific textual references to the conclusions of the Report in the section of the Offering Circular entitled “Summary of Independent Engineer’s Report”, and (iii) use of our trade name in connection with the specific textual references in the section of the Offering Circular entitled “Independent Engineer”. We understand that the Offering Circular and SEC filings will be delivered to various investors or prospective investors in the Notes.

STONE & WEBSTER MANAGEMENT CONSULTANTS, INC.

By:
Name:
Title:

1430 ENCLAVE PARKWAY  •  HOUSTON, TEXAS 77077-2023  •  281.368.4460  •  FAX 281.368.4488  •  THE SHAW GROUP INC.®